EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter 2025 Financial Results

Declares Cash Dividend of $0.30 per Share Payable on June 15, 2025

RENO, Nev., April 22, 2025 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the first quarter ended March 31, 2025, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2025	2024	Increase
Net revenue	$125,394	$121,657	3.1%
Net income	$19,864	$18,275	8.7%
Adjusted EBITDA (1)	41,131	38,548	6.7%

Basic EPS	$1.08	$0.95	13.7%
Diluted EPS	$1.05	$0.93	12.9%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
“Monarch delivered strong financial results in the first quarter. Net revenue increased 3.1% year-over-year to a first quarter record of $125.4 million, and Adjusted EBITDA increased 6.7% year-over-year to a record $41.1 million. Our first quarter operating margin improved 110 basis points over the prior year same period to a first quarter record of 32.8%. The first quarter financial performance underscores the effectiveness of our operating strategies and our ability to drive sustained growth. We continue to focus on implementing new technologies and processes across the properties to further elevate operating efficiencies and guest satisfaction.

“Monarch Black Hawk continues to benefit from the property’s position as the premier luxury casino resort in Colorado. We continue to increase market share, especially among the mid-to-upper-tier guests from the Denver and Boulder metro areas.

“In Reno, Atlantis is near the completion of approximately $100 million in capital investments in the redesign and upgrade of the property’s hotel rooms. The remaining 76 hotel rooms are anticipated to be completed before the upcoming Memorial Day weekend.”

Summary of 2025 First Quarter Operating Results
In the first quarter of 2025, the Company generated net revenue of $125.4 million compared to $121.7 million in the corresponding prior-year period. Casino revenue increased 5.0% compared to the prior year, while food and beverage (“F&B”) and hotel revenue decreased 0.5% and 0.4%, respectively, compared to the prior-year period. F&B and hotel revenues were affected by the calendar (one less day in first quarter of 2025 than the first quarter of 2024) and lower available rooms in the first quarter of 2025 compared to the same period in 2024.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2025 was $27.2 million compared to $27.1 million in the corresponding prior-year period. As a percentage of net revenue, SG&A expense decreased to 21.7% from 22.3% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue decreased to 37.7% during the first quarter of 2025 from 38.0% in the corresponding prior-year period primarily due to better labor management and operational efficiency. During the first quarter of 2025, F&B operating expense as a percentage of F&B revenue decreased to 74.3% from 74.8% in the corresponding prior-year period due to increase in revenue per cover. Hotel operating expense as a percentage of hotel revenue increased to 37.7% in the first quarter of 2025 compared to 35.6% in the corresponding prior-year period primarily due to lower available rooms in the current period compared to the same period in the prior year.

Net income for the first quarter of 2025 increased 8.7% and diluted EPS increased 12.9% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $41.1 million in the first quarter of 2025, which represents a $2.6 million, or 6.7% increase, compared to the same prior-year period.

Credit Facility and Liquidity
As of March 31, 2025, the Company had cash and cash equivalents of $75.1 million and no borrowings against its credit facility.

Capital expenditures of $16 million in the first quarter of 2025 were funded from operating cash flow and included capital expenditures related to the ongoing redesign and upgrade of guest rooms at Atlantis, as well as ongoing maintenance capital expenditures at both properties.

On March 15, 2025, the Company paid a cash dividend of $0.30 per share to its stockholders of record as of March 1, 2025. The cash dividend was funded from operating cash flow.

Monarch believes its strong balance sheet and free cash flow favorably positions the Company to continue investing in its properties and paying cash dividends. The Company has been diligently evaluating potential M&A transactions, which it believes could drive additional long-term value for stockholders.

Quarterly Dividend Declaration
The Company today announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on June 15, 2025 to stockholders of record as of June 1, 2025. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; (iv) our expectations regarding the completion of room renovations at the Atlantis; and (v) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  the judgment entered in PCL’s favor and against Monarch in the above-mentioned litigation in the amount of $74,627,657 (the “Judgment”), in Case No. 2019cv33368 in the District Court for the State of Colorado, City and County of Denver (the “Court”), including the outcome of any post-judgement motions filed by PCL in the Court for further release;
  the outcome of our anticipated appeal of the Judgment and request for a new trial;
  our potential need to post other bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  the impact of the recently enacted tariffs on our business, including the potential increase in our operating costs;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine and Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Casino	$72,895	$69,436
Food and beverage	30,022	30,163
Hotel	16,708	16,774
Other	5,769	5,284
Net revenues	125,394	121,657

Operating expenses
Casino	27,517	26,352
Food and beverage	22,309	22,575
Hotel	6,296	5,978
Other	3,078	2,908
Selling, general and administrative	27,190	27,074
Depreciation and amortization	13,215	12,487
Other operating items, net	471	473
Total operating expenses	100,076	97,847
Income from operations	25,318	23,810
Interest income, net	316	7
Income before income taxes	25,634	23,817
Provision for income taxes	(5,770)	(5,542)
Net income	$19,864	$18,275

Earnings per share of common stock
Net income
Basic	$1.08	$0.95
Diluted	$1.05	$0.93

Weighted average number of common shares and potential common shares outstanding
Basic	18,451	19,284
Diluted	18,829	19,659

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$75,090	$58,760
Receivables, net	12,024	10,257
Income taxes receivable	-	1,523
Inventories	8,264	9,296
Prepaid expenses and other	7,933	10,586
Total current assets	103,311	90,422
Property and equipment, net	581,696	575,287
Goodwill	25,111	25,111
Intangible assets, net	293	345
Other long-term assets	1,675	418
Total assets	$712,086	$691,583
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$38,803	$41,243
Construction accounts payable	54,888	51,101
Income taxes payable	4,247	-
Accrued expenses	50,469	53,198
Short-term lease liability	890	921
Total current liabilities	149,297	146,463
Deferred income taxes	13,348	13,348
Long-term lease liability	12,925	13,143
Other long-term liabilities	881	881
Total liabilities	176,451	173,835
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;
19,394,397 shares issued and 18,466,406 outstanding at March 31, 2025;
19,364,531 shares issued and 18,436,540 outstanding at December 31, 2024	194	193
Additional paid-in capital	66,451	62,891
Treasury stock, 927,991 shares at March 31, 2025 and December 31, 2024	(63,686)	(63,686)
Retained earnings	532,676	518,350
Total stockholders' equity	535,635	517,748
Total liabilities and stockholders' equity	$712,086	$691,583

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three months ended March 31,
	2025	2024
Net income	$19,864	$18,275
Expenses:
Stock based compensation	2,127	1,778
Depreciation and amortization	13,215	12,487
Provision for income taxes	5,770	5,542
Interest income, net	(316)	(7)
Construction litigation expense (2)	447	510
Lobbying expense to oppose the expansion of iGaming (2)	28	-
Gain on disposition of assets (2)	(4)	(37)
Adjusted EBITDA (1)	$41,131	$38,548

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2) Amount included in the "Other operating items, net" in the Consolidated Statement of Income.